SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON, D.C.   20549


                         FORM 8-K

                      CURRENT REPORT

            Pursuant to Section 13 or 15(d) of
            the Securities Exchange Act of 1934


Date of report: December 20, 1999
(Date of earliest event reported)

Commission     Registrant; State of Incorporation;    I.R.S. Employer
File Number      Address and Telephone Number       Identification No.

333-47925      Yorkshire Power Group Limited          84-1393785
               (England & Wales)
               Wetherby Road
               Scarcroft
               Leeds LS14 3HS
               United Kingdom
               011-44-113-289-2123

ITEM 5.  OTHER EVENTS

Reference is made to the Quarterly Report on Form 10-Q of Yorkshire Power Group Limited ("Yorkshire Group") for the quarter ended September 30, 1999, Part II. Item 5. "Other Information" (the "September 10-Q") for a discussion of price control reviews by the Office of Gas and Electricity Markets ("Ofgem"). In December 1999, Ofgem issued its final proposals in both the distribution price control review and the supply price control review. The final distribution price control proposals with respect to Yorkshire Electricity Group plc ("Yorkshire") are substantially the same as Ofgem's prior proposals. The final supply price control proposals differ principally from Ofgem's prior proposals, as disclosed in the September 10-Q, in that the real price reduction in Yorkshire's standard domestic tariff will be 3.6%. While these final proposals somewhat mitigate the supply revenue reductions previously proposed by Ofgem, they still result in a significant decline in allowed revenues for Yorkshire. On December 20, 1999, Yorkshire indicated to Ofgem its intention to accept the final proposals.

Yorkshire believes that supply prices established in the competitive market may require Yorkshire to charge supply prices for customers Yorkshire wishes to retain who are subject to supply price controls which are lower than the maximum prices established by Ofgem. If Yorkshire charges such lower prices, the result will be a further reduction in supply revenues beyond that mandated by Ofgem. As noted in the September 10-Q, Yorkshire's supply business is under competitive and regulatory pressure to lower supply prices for classes of customers other than those subject to Ofgem's final supply price proposals.

In response to Ofgem's final proposals and increasing competition, Yorkshire has adopted an aggressive program of reducing controllable costs. Significant features of this program include reductions in capital expenditures, staff reductions, outsourcing of certain functions and consolidation of facilities. Yorkshire intends to aggressively pursue this cost reduction program and is evaluating additional cost reduction measures to further mitigate the effects of Ofgem's final proposals and increasing competition in the supply business. Yorkshire Group expects that the net result of Ofgem's supply and distribution price reductions and competitive demands in the supply business and Yorkshire's mitigation efforts will be a decline in Yorkshire Group's results of operations and a reduction in its cash flows, which, in each case, may be significant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


YORKSHIRE POWER GROUP LIMITED
Registrant


By:      /s/ Armando A. Pena

Armando A. Pena
Chief Financial Officer and Director


Date:  January 18, 2000